EXHIBIT 10(iii)(A)(1)

Description of the Changes to the Compensation of Non-Management Directors and the Corporate Governance Committee Chair

In the October 25, 2012 meeting of the Corporate Governance Committee of the Board of Directors (the "Corporate Governance Committee"), the Corporate Governance Committee approved the following changes to the overall compensation of the Board of Directors:

•	an increase in the value of future annual equity grants awarded to non-management directors from $100,000 to $150,000; and

•	effective January 1, 2013, an increase to the annual fee paid to the Corporate Governance Committee chairperson from $10,000 to $15,000.